Exhibit 10.16

AMENDMENT NO. 1 TO

NEORX CORPORATION

KEY EXECUTIVE SEVERANCE AGREEMENT

This Amendment, dated as of March 30, 2005, is entered into by and between NEORX CORPORATION (the “Company”) and KAREN AUDITORE-HARGREAVES (the “Executive”) with respect to the Key Executive Severance Agreement between the Company and the Executive dated as of May 13, 2003 (the “Agreement”) as follows:

1.               It is recognized and acknowledged that, pursuant to Section 1 of the Agreement, the Agreement will automatically renew for an additional two (2) year period effective May 13, 2005 (since notice of nonrenewal has not been given).

2.               The first sentence of Section 1 of the Agreement shall be amended by replacing “ninety (90) days” with “twelve (12) months” in reference to advance notice of nonrenewal in the future.

3.               The third sentence of Section 5.5 of the Agreement (which relates to offset for other earnings) shall be deleted in its entirety.  The words “and Offset” shall be removed from the title of Section 5.5.  The words “and potential reduction” shall be deleted from Section 5.1(c) of the Agreement.

4.               Notwithstanding the provisions of Sections 4.3, 5.1, 5.2, and 5.7 of the Agreement, in the event the Executive elects voluntarily to terminate her employment with the Company by giving written notice of termination to the Company in accordance with Section 9 of the Agreement between June 1, 2005 and December 21, 2005 (the “Resignation Period”), which notice is given ten (10) days in advance of the effective date of termination, the termination shall be treated for all purposes under the Agreement as if the Executive had terminated for “Good Reason” under the Agreement.  Section 4.3 of the Agreement is modified to provide that the notice of termination that is to be given pursuant to this section of the Amendment need state only that the Executive is terminating pursuant to this section and the effective date of the termination.  In the event, the Executive does not provide written notice of termination during the Resignation Period, the specific right to severance benefits upon a voluntary termination created by this section of the Amendment shall expire and cease to have any further effect.

5.               In the event the Executive’s employment is terminated, the Executive and the Company may agree that the Executive will provide consulting services on such terms as are mutually agreed, subject to an appropriate agreement to protect the Company’s confidential information, trade secrets, and inventions.  The provision of such consulting services shall not be construed to create any relationship other than that of an independent contractor relationship and, in performing such services, the Executive shall not be an agent, employee, officer or trustee of NeoRx, and will not be entitled to the benefits provided by NeoRx to its agents, employees, officers or trustees, except as may be mutually agreed in writing by the Executive and the Company.

6.               Except as amended by this Amendment, the Agreement shall remain in full and force effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

NeoRx Corporation

/s/ Karen Auditore-Hargreaves	By:	/s/Anna L. Wight
Karen Auditore-Hargreaves	Its: Vice President, Legal